TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1)

Of the Securities Exchange Act of 1934

DATE OF OFFER TO PURCHASE FOR CASH: NOVEMBER 1, 2019

Title of Class of Securities: Common Stock, Par Value $0.001

CUSIP Number: 125749 101

LAST DATE TO ACCEPT OFFER: 60 DAYS FROM DATE OF OFFER

OFFER PRICE PER COMMON RESTRICTED SHARE: 38,500,000 SHARES AT $0.0020 USD

TO SHAREHOLDER:

Your name or entity name appears on CMGO’s restricted shareholder list. In an attempt to reduce outstanding restricted shares, the Board of Directors of CMGO is currently offering $0.0020 per share to holders of the existing approximately 38,500,000 shares of restricted common stock as noted on the books and records of the transfer agent of the company.

This offer reflects a discount to the current market price. Consideration has been given to the near impossibility of depositing penny stock certificates in any brokerage house, particularly for stocks like CMGO, with shares trading under one cent. Additionally, proof of purchase policies strictly enforced by brokerage houses, that require cancelled checks and/ or copies of wire transfers to lift the legend, is an impediment many restricted shareholders may find difficult to overcome. This one time offer by CMGO will require no such proof of purchase, only a signed letter by the registered owner agreeing to the sale.

All re-purchased shares shall be placed into the treasury where they will be returned to the authorized and unissued shares of the Company. All tendered Shares will be repurchased.

All of the financial information contained within the Company filings on the OTC Markets Disclosure and News Service, including, but not limited to, the Annual Report for the period ending December 31, 2018 and the Quarterly Report for the period ending June 30, 2019, are incorporated herein by reference. The Company is not a reporting company, is not required to be a reporting company, and does not report on EDGAR.

As of October 25, 2019, there were 449,506,008 (Less shares repurchased not yet retired of 3,034,492) common shares of the Company outstanding. This offer is not conditioned upon any minimum number of shares being tendered. We are not financing the purchase of the Shares. We are paying cash for the Shares from the cash reserves of the Company. We have no current plans to pay cash dividends on the Shares. We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. You may withdraw your tendered shares at any time prior to the Expiration Time. To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, and the name of the registered holder of such shares. The completion of the Offer is conditioned upon no determination having been made by us that our purchase of shares pursuant to the Offer will result in the delisting of our common stock. Shareholders who do not participate in the Offer and do not otherwise sell their shares of common stock will retain their shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase.

Our Board of Directors determined that it is in the best interests of the Company and its shareholders to repurchase shares of our common stock pursuant to our share repurchase program, and our management believes that, at this time, it is a prudent use of our financial resources and an effective way to provide value to our shareholders. The Company makes no recommendation to any Shareholder as to whether to tender, or refrain from tendering, Shares. Each Shareholder must make its own decision whether to tender Shares and, if it chooses to do so, how many Shares to tender. Because each Shareholder’s investment decision is a personal one, based on its own financial circumstances, no person has been authorized to make any recommendation on behalf of the Company as to whether any Shareholder should tender Shares pursuant to the Offer. No person has been authorized to give any information, or to make any representations, in connection with the Offer other than those contained herein. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Company.

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Company is not aware of any jurisdiction in which the Offer, or tenders pursuant thereto, would not be in compliance with the laws of such jurisdiction. The Company reserves the right, however, to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Company believes such exclusion is permissible under applicable laws and regulations, provided that the Company makes a good faith effort to comply with any state law deemed applicable to the Offer.

Upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price net to the seller in cash, less any applicable withholding taxes and without interest, for the shares we purchase, promptly after the expiration of the Offer and the acceptance of the shares for payment. If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAVE THE COMPANY, OR THE DEPOSITARY MADE, AND THEY ARE NOT MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Shareholders who do not tender their shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Shareholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell his or her shares in the future.

Each shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to it of the Offer.

Reply to this letter within 60 days, as this offer will only be available for a 60-day period from the date of this letter, unless you are otherwise noticed.

Please return your certificate in the enclosed self-addressed stamped envelope.

Share certificate may be folded to fit into the return envelope.

Shares tendered will receive payment after the tender offer closes.

If you have any questions, please call 773.770.3440.

Thank you,

Glenn Laken CEO

CMG Holdings Group Inc.

The undersigned hereby tenders to CMG Holdings Group Inc. (the “Company”), ____________ Restricted Common Shares of the Company (the “Shares”) held by the undersigned, described and specified below, on the terms and conditions set out in the offer to repurchase, dated October 28, 2019 (the “Offer to Repurchase”), receipt of which is hereby acknowledgedl. The Offer to Repurchase and this Letter of Transmittal are subject to all the terms and conditions set out in the Offer to Repurchase, including without limitation the absolute right of the Company to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form. The undersigned hereby sells to the Company ____________ Shares tendered pursuant to this Letter of Transmittal. The undersigned warrants that it has full authority to sell the Shares tendered hereby and that the Company will acquire good title to the Shares, free and clear of all liens, charges, encumbrances, conditional sales agreements, or other obligations relating to this sale, and not subject to any adverse claim, when, and to the extent that, the Shares are repurchased by the Company. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer to Repurchase. The undersigned recognizes that, under certain circumstances set out in the Offer to Repurchase, the Company may not be required to repurchase the Shares tendered hereby. All authority conferred, or agreed to be conferred, in this Letter of Transmittal will survive the death or incapacity of the undersigned, and the obligation of the undersigned hereunder will be binding on the heirs, personal representatives, successors, and assigns of the undersigned. This tender is irrevocable.

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Written Name of Shareholder Entity

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Authorized Signature

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Date